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                                                                    EXHIBIT 99.1



                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
         PROVIDES ADDITIONAL DETAIL REGARDING REDEMPTION OF $125 MILLION
                 CLASS K CONVERTIBLE CUMULATIVE PREFERRED STOCK

                       REDEMPTION FOR CLASS A COMMON STOCK

         DENVER, COLORADO, MARCH 20, 2002

         Apartment Investment and Management Company (NYSE: AIV, AIVPrK) ("Aimco") announced yesterday that it has given notice that it will redeem for Aimco Class A Common Stock ("Common Stock") all outstanding shares of its Class K Convertible Cumulative Preferred Stock ("Class K Preferred Stock") (AIVPrK -- CUSIP No. 03748R705) on April 18, 2002 ("Redemption Date") at a redemption price of $27.2125 per preferred share ("Redemption Price"). Aimco has made available additional detail related to the announced redemption.

         The Redemption Price is determined as follows:

                                                                                   Per Preferred Share
                                                                                   -------------------
Liquidation Preference                                                                 $ 25.00
Early Redemption Premium of 2%                                                            0.50
Accrued and Unpaid Dividends through the Redemption Date                                  0.4167
                                                                                       ---------
Cash Redemption Price                                                                  $ 25.9167
Stock Redemption Premium of 5%                                                            1.2958
                                                                                       ---------
Stock Redemption Price                                                                 $ 27.2125
                                                                                       =========

The Redemption Price is payable in shares of Aimco Common Stock at a price of $45.7835 per common share, which represents the average of the closing prices for Aimco's Common Stock for the 20 trading days up to and including March 15, 2002. The redemption results in the issuance of 0.5944 shares of Common Stock for each share of Class K Preferred Stock redeemed. A cash payment will be made in lieu of any fractional shares of Common Stock that would otherwise be issuable upon redemption of the Class K Preferred Stock.

The right to convert shares of Class K Preferred Stock into Common Stock will terminate at the close of business at 5:00 p.m., New York City time, on April 17, 2002. Conversion into Common Stock is based upon the $25.00 Liquidation Preference of the Class K Preferred Stock and a fixed Aimco Common Stock price of $42.00, resulting in the issuance of 0.5952 shares of Common Stock for each share of Class K Preferred Stock converted. A cash payment will be made in lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion of the Class K Preferred Stock.

On and after the Redemption Date, dividends will cease to accumulate on the Class K Preferred Stock. After the Redemption Date, holders of the Class K Preferred Stock will have no rights other than the right to receive payment of the Redemption Price, without interest, upon presentation and surrender of certificates representing shares of Class K Preferred Stock to EquiServe Trust Company, N.A., the transfer agent for the Class K Preferred Stock, during its usual business hours at the address specified in the Notice of Redemption.


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         Aimco is a real estate investment trust with headquarters in Denver,
Colorado and 19 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,900 properties, including 336,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 47 states, District of Columbia and Puerto Rico. For more information about Aimco, please visit our website at www.aimco.com.

Contact: Katie Murphree, Vice President -- Investor Relations (303) 691-4440 E-Mail: investor@aimco.com
          Web Site: http://www.aimco.com